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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                             Commission File Number: 0-24416

(Check One): /X/ Form 10-K  /  / Form 20-F  /  / Form 11-K  / / Form 10-Q
            /  / Form N-SAR

For Period Ended:  December 27, 1998

/ / Transition Report on Form 10-K
/ / Transition Report on Form 20-F
/ / Transition Report on Form 11-K
/ / Transition Report on Form 10-Q
/ / Transition Report on Form N-SAR

For the Transition Period Ended:
                                ----------------------------

If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:   Not Applicable
                                                 -------------------

PART I - REGISTRANT INFORMATION

                             ADFLEX SOLUTIONS, INC.
                      ----------------------------------
                           Full Name of Registrant


                                Not Applicable
                          -------------------------
                          Former Name if Applicable


                          2001 West Chandler Boulevard
          ---------------------------------------------------------
          Address of Principal Executive Office (Street and Number)


                            Chandler, Arizona 85226
                           -------------------------
                           City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a)      The reasons described in reasonable detail in
                           Part III of this form could not be eliminated without unreasonable effort or expense;

            /X/   (b)      The subject annual report, semi-annual report,
                           transition report on Form 10-K, Form 20-F, 11-K, Form
                           N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by rule 12b-25(c) has been attached if applicable.
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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

We are awaiting a satisfactory response and have ongoing discussions with the staff of the Securities and Exchange Commission regarding comment letter issued September 29, 1998.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Carole B. Witten         (602)                    786-8446
       -------------------------------------------------------------------------
       (Name)                (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), been filed. If answer is no, identify report(s).

                                /X/ YES / / NO


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                / / YES /X/ NO

       If so, attach an explanation of the anticipated change, both narratively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             ADFLEX SOLUTIONS, INC.
                 --------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 1999                 By: /s/ Donald E. Frederick
     ------------------------          -----------------------------------------
                                            Donald E. Frederick
                                            Chief Financial Officer
                                            (Duly Authorized Officer and
                                            Principal Financial and Accounting
                                            Officer)